File No. 333-137324
Filed Pursuant to Rule 424(b)(3)

IONATRON, INC.

Supplement No. 1 dated February 6, 2007 to

Prospectus dated September 14, 2006

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This supplement contains information relating to the table under the caption “Selling Securityholders” in our September 14, 2006 prospectus.

The disclosures regarding Triage Capital Management L.P. (including the footnotes related thereto) in the Selling Securityholders table included in the prospectus are hereby amended as set forth below.

This prospectus supplement should be read in conjunction with our prospectus, which must be delivered together with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Investing in our securities involves a high degree of risk.

For more information, see "Risk Factors" beginning on page 6 of the accompanying prospectus for a discussion of these risks.

Percentage ownership of common stock is based on approximately 78,171,263 shares of our common stock outstanding as of February 5, 2007. In addition, the table below assumes for calculating each selling security holder's beneficial ownership, both prior to and after this offering, as well as each such selling security holder’s percentage ownership following this offering, that options, warrants and convertible securities held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days of February 5, 2007 have been exercised and converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.

				Common stock beneficially owned after the offering
Name of selling security holder	Number of shares beneficially owned prior to the offering		Number of shares being offered	Number of shares	Percentage of outstanding shares

Triage Capital Management L.P. (1)	24,001	(2)	24,001	-0-	-0-
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* Less than 1%.

(1) The selling security holder has advised us that the natural person that has voting and dispositive power over its securities is Leon Frankel, senior manager of Triage Capital LF Group LLC, which is the general partner of Triage Management L.P., which is the general partner of the selling security holder.

(2) Represents Shares issuable upon exercise of warrants issued in the August 2006 private placement, including 13,218 Shares issuable upon exercise of warrants issued in the August 2006 private placement, which were transferred from Triage Capital Management B, L.P. to the selling security holder.